Exhibit 10.28

OPHTHOTECH CORPORATION
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into as of January 13, 2017 (the “Effective Date”) by and between Ophthotech Corporation (the “Company”), and Samir Patel, M.D. (the “Consultant”).
WHEREAS, the Consultant has certain knowledge and expertise regarding the Company as a result of having served as its President; and
WHEREAS, the Company desires to have the benefit of the Consultant’s knowledge and experience, and the Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:
Section 1. Services.
(a)    Services; Performance. The Consultant shall render to the Company the consulting services described in Exhibit A attached to this Agreement and any additional consulting services as mutually agreed to by the Consultant and the Company from time to time in writing (collectively, the “Services”). The Consultant shall perform, during regular business hours and such additional hours as may be reasonably required for satisfactory performance of the Services, such Services in a professional manner and consistent with the highest industry standards. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.
(b)    Non-Exclusive. The parties agree that, at all times during the term of this Agreement, (i) the Company shall be free to obtain consulting and advisory services from any third party, and (ii) the Consultant shall be free to provide consulting and advisory services to any third party, so long as the provision of such services by the Consultant does not conflict with the Consultant’s (x) provision of Services to the Company as described in Section 1(a), or (y) continuing obligations to the Company as detailed in the Separation and Release of Claims Agreement entered into by the parties concurrently with this Agreement and to which this Consulting Agreement is attached as Attachment A (the “Separation Agreement”), including the Consultant’s ongoing Restrictive Covenant Obligations (as defined in the Separation Agreement and as amended thereby), and his continuing obligations under the Invention and Non-Disclosure Agreement executed by him on November 30, 2009 and amended by the Separation Agreement (the “NDA”).  Further, the Consultant shall notify the Company immediately in writing if he begins service as a member of the board of directors or similar body of a company or other entity engaged in activities in the ophthalmology field or commences providing services of any kind to another person or entity engaged in activities in the ophthalmology field during the Consultation Period (as defined below), and in such notice identify such company, person or entity (including a description of its business), whether he has begun service as a member of the board of directors, and/or the nature of any other services he provides.

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Section 2.     Compensation and Reimbursement.
(a)    Consulting Fees. As consideration for the performance of Services by the Consultant hereunder, the Company shall pay the Consultant during the Consultation Period consulting fees in the amount of $41,666.67 per month (the “Consulting Fees”), to be paid to the Consultant at the end of each month.
(b)    Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing in advance by the Company.
(c)    Health Insurance Payments. Should the Consultant be eligible for and elect to remain on the Company’s group health and/or dental insurance plan(s) as an active enrollee, he shall be entitled to remain on such plan(s) through the end of the Consultation Period, and the Company shall contribute to the cost of the Consultant’s group health and/or dental insurance plan(s) at the same rates as from time to time in effect for the Company’s active workforce. If the Consultant is not or ceases to be eligible to remain on the Company’s group health and/or dental insurance plan(s) and is eligible for and timely elects to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, through the earlier of (x) the end of the Consultation Period or (y) the date that the Consultant is no longer eligible for and enrolled in COBRA continuation coverage, continue to contribute on the Consultant’s behalf the employer premium for such coverage at the same rates as from time to time in effect for the Company’s active workforce. Should the Consultant cease during the Consultation Period to be eligible to continue receiving group health and/or dental insurance coverage under COBRA for reasons other than becoming enrolled in another group health plan, the Company shall provide the Consultant with an additional monthly payment for the duration of the Consultation Period in an amount equal to the monthly employer premium paid during the final month of his COBRA continuation coverage.
(d)    Itemized Statements. At the end of any month in which the Consultant performs Services and incurs expenses in accordance with Section 2(b), the Consultant shall submit to the Company an itemized statement of the expenses incurred, including appropriate and reasonable documentation. The Company shall pay the Consultant the amount set forth on such itemized statement within forty-five (45) days after receipt.
(e)    No Employee Benefits. The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation social security, unemployment, workers compensation, pension payments, administrative support (other than as may be approved by the Company’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer) or office space on the Company’s premises, made available to employees of the Company.
Section 3.     Term and Termination.
(a)    Consultation Period. Subject to the terms and conditions hereinafter set forth, the term of this Agreement (the “Consultation Period”) shall, provided the Consultant has timely entered into the Separation Agreement, commence on the Effective Date and continue until terminated as set forth in this Section 3(a) (and provided that the Consultation Period shall automatically terminate upon the death, physical incapacitation or mental incompetence of the Consultant). This Agreement may be terminated in the following manner: (i) by the Company at any time immediately upon written notice if the Consultant

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has materially breached this Agreement or the Separation Agreement, followed by his failure to cure such material breach, if curable, after receiving from the Company notice of and a reasonable time (not to exceed fifteen (15) days) in which to cure such breach; (ii) by the Consultant at any time immediately upon written notice if the Company has materially breached this Agreement or the Separation Agreement, followed by its failure to cure such material breach, if curable, after receiving from the Consultant notice of and a reasonable time (not to exceed fifteen (15) days) in which to cure such breach; (iii) by the Consultant at any time, for any reason or no reason, upon not less than fifteen (15) days prior written notice to the Company; (iv) by the Company on or after the twelve (12)-month anniversary of the Effective Date, for any reason or no reason, upon not less than fifteen (15) days prior written notice to the Consultant; or (v) at any time upon the mutual written consent of the parties hereto.
(b)    Effects of Termination. In the event of any termination under this Section 3, the Consultant shall be entitled only to the applicable pro rata portion of the Consulting Fees payable for the month in which termination occurs and expenses (including reimbursements and health insurance payments) incurred in accordance with Section 2(a), (b) and (c) prior to the effective date of such termination, and no further payments of any kind will be due under this Agreement.
Section 4.     Independent Contractor. The Consultant is not as of the Effective Date, nor shall the Consultant be deemed to be at any time during the Consultation Period, an employee of the Company. The Consultant’s status and relationship with the Company shall be that of an independent contractor and consultant. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. The Consultant shall be solely responsible for payment of all charges and taxes arising from the payments to be made to the Consultant under this Agreement and the Consultant agrees that the Company shall have no obligation or liability with respect to such charges and/or taxes.
Section 5.     Notice. Any notice required or desired to be given shall be governed solely by this paragraph. Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consultant: [redacted]	If to the Company: Ophthotech Corporation One Penn Plaza, 19th Floor New York, NY 10119 Attn: Chief Executive Officer
From time to time, either party may, by written notice to the other in accordance with this Section 5, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 5.
Section 6.     Miscellaneous. This Agreement, together with the Separation Agreement and all exhibits and attachments hereto and thereto and the NDA, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. For the avoidance of doubt, nothing herein supersedes the Separation Agreement (including the ongoing force and effect of the Restrictive Covenant Obligations) or the NDA. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws

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rules. The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof. This Agreement may not be modified or amended except in writing signed or executed by the Consultant and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services is personal to the Consultant and may not be assigned or delegated by the Consultant to any other person or entity. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Samir Patel, M.D. ____________/s/ Samir C. Patel____________	OPHTHOTECH CORPORATION By: __/s/ David R. Guyer_________________ Name: _David R. Guyer____________________ Title: _CEO & Chairman of the Board_______

[Signature Page to Consulting Agreement]

Exhibit A
Description of Services
The Consultant shall, as directed by the Company’s Chief Executive Officer, provide consulting and advisory services in areas which may include, without limitation, biopharmaceutical research and development, business development, clinical development, clinical trial site selection, strategy, research, regulatory matters, recruitment, data analysis and medical affairs.

[Exhibit A to Consulting Agreement]